Exhibit 99.1

FingerMotion Reports Q3 2023 Financial Results

NEW YORK, NY / ACCESSWIRE / January 17, 2023 / FingerMotion, Inc. (NASDAQ: FNGR) (the "Company" or "FingerMotion"), a mobile services and data company, is pleased to report its financial results for the third quarter ended November 30, 2022. To review the full financial results, please view the Company's recent Form 10-Q filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

Q3 2023 Financial Summary (results expressed in US$ unless otherwise indicated):

●	Reported record quarterly revenue of $11.40 million (includes SMS & MMS, Telecommunications Products & Services businesses, and Big Data);
●	Reported a quarterly increase in revenues of 93% compared to Q3 2022;
●	Reported sequential quarterly growth in revenue of $6.42 million from Q2 2023 representing a 129% increase quarter over quarter.
●	Reported quarterly increase in Telecommunications Products & Services business revenue of $7.07 million or 215% compared to Q3 2022;
●	Reported quarterly Big Data revenue of $.19 million compared to nil in Q3 2022;
●	Reported quarterly decline in SMS & MMS business revenue of $1.75 million or 67% compared to Q3 2022;
●	Reported quarterly cost of revenue of $10.54 million which was an increase of $5.61 million or 114% compared to Q3 2022;
●	Reported quarterly loss of $2.52 million which was an increase of $1.49 million or 143% compared to Q3 2022;
●	Basic and Diluted loss per share of $0.06 versus a loss per share of $0.02 for Q3 2022;
●	On November 30, 2022, FingerMotion had $11,870,256 in cash, a working capital surplus of $16,713,400 and a positive shareholders’ equity of $12,193,986;
●	Total Assets were $21.90 million, Total Current Liabilities were $4.87 million and Total Liabilities were $9.71 million;
●	46,316,635 common shares were issued and outstanding as of November 30, 2022.

The Company exceeded the quarterly milestone of over $10 million in revenue for the quarter. The Company anticipates even greater revenue growth in the upcoming months as it deploys some of the $11 million held in reserve, which was raised pursuant to private placements in November 2022.

“The Chinese ‘lockdowns’ are over now, but during the quarter they still had an impact on the Company’s revenue mix,” said Martin Shen, CEO of FingerMotion Inc. “The Company managed the quarter by focusing available resources to the Top-up business as our corporate SMS customers were not interested in driving traffic to retail establishments that were closed. Now that China has opened up again the Company expects a resumption of the upward trend and a dramatic acceleration in topline revenue growth. And while margins were temporarily depressed, they are expected to rebound substantially in the ensuing quarter. We are also encouraged to see the start of revenue from mobile phone sales and subscriptions. We are very optimistic that we will see notable growth in this area and the Big Data in the future.”

General and administrative expenses increased by $114,686 or 8% during the quarter which was a result of an increase in consulting, travel, and other expenses related to the funding and promotional activities for the quarter. Research and development expenses increase to $180,158 during the quarter which was up 14% due to higher data access fees charged by the telecom companies.

“The device protection business is nearing the end of its test phase and the Company anticipates a full launch by the end of this fiscal year.”

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

Company Contact:

FingerMotion, Inc.

For further information e-mail: info@fingermotion.com

Phone: 718-269-3366

Investor Relations Contact:

Skyline Corporate Communications Group, LLC

Scott Powell, President

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: (646) 893-5835

Email: info@skylineccg.com

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” as such term is used in applicable United States securities laws. These statements relate to analysis and other information that are based on forecasts or future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and should be viewed as “forward-looking statements”. We have based these forward-looking statements on our current expectations about future events or performance, including expected revenues. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. The forward-looking statements included in this release are made only as of the date hereof. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Report Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. This news release shall not constitute an offer to sell or the solicitation of any offer to our securities.